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                                   EXHIBIT 11


                       STAR BUFFET, INC. AND SUBSIDIARIES
                             COMPUTATION OF EARNINGS
                                    PER SHARE

                                                        SIXTEEN WEEKS ENDED
                                                   ---------------------------
                                                      MAY 17,        MAY 18,
                                                       1999           1998
                                                   -----------     -----------
BASIC EARNINGS PER SHARE:

Net Income ...................................      $1,019,000      $1,531,000
                                                    ----------      ----------
Weighted average number of common
  shares outstanding during the period .......       2,950,000       5,450,000
                                                    ----------      ----------
Basic Earnings per Share .....................      $     0.35      $     0.28
                                                    ----------      ----------
DILUTED EARNINGS PER SHARE

Net Income ...................................      $1,019,000      $1,531,000
                                                    ----------      ----------
Weighted average number of common
  shares outstanding during the period .......       2,950,000       5,450,000

Incremental common shares
  attributable to exercise of stock options...             --           79,107
                                                    ----------      ----------
                                                                     5,529,107

Diluted Earnings per Share ...................      $     0.35      $     0.28
                                                    ----------      ----------